Exhibit 4.5

Execution Version

JOINDER NO. 6 dated as of October 5, 2026 (this “Joinder”) to the FIRST LIEN INTERCREDITOR AGREEMENT, dated as of April 24, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “AMC First Lien Intercreditor Agreement”), among, inter alios, AMC Entertainment Holdings, Inc., a Delaware corporation (the “Borrower”), the other Grantors (as defined therein) from time to time party thereto, Wilmington Savings Fund Society, FSB (“WSFS”), as collateral agent for the Credit Agreement Secured Parties (as defined therein) and as the Controlling Collateral Agent (in such capacity, the “Existing Controlling Collateral Agent”), GLAS Trust Company LLC (“GLAS”), as collateral agent for the holders of the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 issued by Muvico, LLC, a Texas limited liability company (in such capacity, the “Exchangeable Notes Collateral Agent”), and each Additional Agent (as defined therein) from time to time party thereto.

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Existing AMC First Lien Intercreditor Agreement.

B.            The Borrower intends to (i) amend, restate, and Refinance the Credit Agreement pursuant to that certain Amended and Restated Credit Agreement, dated as of the date hereof (the “Amended and Restated Credit Agreement”), by and among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association (as successor agent to WSFS), as administrative agent and as collateral agent (in such capacity, the “Successor First Lien Collateral Agent”), and (ii) issue 8.875% First Lien Notes due 2031 (the “2031 First Lien Notes”) pursuant to that certain Indenture, dated as of the date hereof, by and among the Borrower, the guarantors party thereto and GLAS, as collateral agent (in such capacity, the “2031 First Lien Notes Collateral Agent”) and as trustee for the holders of the 2031 First Lien Notes.

C.            As a condition to the ability of the Borrower or any Subsidiaries of the Borrower to incur Additional First Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Collateral Agent under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the AMC First Lien Intercreditor Agreement. Section 5.13 of the AMC First Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Collateral Agent under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the AMC First Lien Intercreditor Agreement, upon the execution and delivery by the Senior Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the AMC First Lien Intercreditor Agreement. The Successor First Lien Collateral Agent is executing this Joinder pursuant to Section 2.08 of the AMC First Lien Intercreditor Agreement to evidence its acceptance of its appointment as successor Collateral Agent for the Credit Agreement Secured Parties. Substantially concurrently therewith, the 2031 First Lien Notes Collateral is executing this Joinder in accordance with the requirements of Section 5.13 of the AMC First Lien Intercreditor Agreement in respect of the 2031 First Lien Notes.

Accordingly, each of the Existing Controlling Collateral Agent, the Successor First Lien Collateral Agent and the 2031 First Lien Collateral Agent agree as follows:

SECTION 1.           Successor First Lien Collateral Agent.

(a)            In accordance with Section 2.08 of the AMC First Lien Intercreditor Agreement, upon the consummation of the refinancing of the Existing Term Loans (as defined in the Amended and Restated Credit Agreement) on the date hereof, the Successor First Lien Collateral Agent by its signature below acknowledges and confirms its status as a Collateral Agent, the First Lien Collateral Agent and the Controlling Collateral Agent under the AMC First Lien Intercreditor Agreement and the parties hereto expressly acknowledge and agree that the Amended and Restated Credit Agreement constitutes the “Credit Agreement” and the obligations thereunder constitute the continuous “Credit Agreement Obligations” under the AMC First Lien Intercreditor Agreement. Each reference to a “Collateral Agent” in the AMC First Lien Intercreditor Agreement shall be deemed to include and refer to the Successor First Lien Collateral Agent. Each reference to the “First Lien Collateral Agent” and the “Controlling Collateral Agent” in the AMC First Lien Intercreditor Agreement shall be deemed to be a reference to the Successor First Lien Collateral Agent.

(b)            The Successor First Lien Collateral Agent represents and warrants to the other First Lien Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Joinder, and (iii) the Amended and Restated Credit Agreement and the other Loan Documents (solely for this purpose, as defined in the Amended and Restated Credit Agreement) provide that the Credit Agreement Secured Parties in respect of such Credit Agreement Obligations will continue to be subject to and bound by the provisions of the AMC First Lien Intercreditor Agreement as the Credit Agreement Secured Parties, and the Successor First Lien Collateral Agent is fully authorized to act on their behalf.

SECTION 2.           2031 First Lien Notes Collateral Agent.

(a)            In accordance with Section 5.13 of the AMC First Lien Intercreditor Agreement, the 2031 First Lien Notes Collateral Agent by its signature below becomes a Collateral Agent and Additional Agent under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the AMC First Lien Intercreditor Agreement with the same force and effect as if the 2031 First Lien Notes Collateral Agent had originally been named therein as a Collateral Agent, and the 2031 First Lien Notes Collateral Agent, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the AMC First Lien Intercreditor Agreement applicable to it as a Collateral Agent and to the Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to a “Collateral Agent” or an “Additional Agent” in the AMC First Lien Intercreditor Agreement shall be deemed to include the 2031 First Lien Notes Collateral Agent.

(b)            The 2031 First Lien Notes Collateral Agent represents and warrants to the Controlling Collateral Agent and the other First Lien Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Joinder, and (iii) the Additional First Lien Documents relating to such Senior Class Debt provide that, upon the 2031 First Lien Notes Collateral Agent’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the AMC First Lien Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3.           The AMC First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 4.           This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Controlling Collateral Agent shall have received a counterpart of this Joinder that bears the signature of the Successor First Lien Collateral Agent and the 2031 First Lien Notes Collateral Agent. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 5.           Except as expressly supplemented hereby, the AMC First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 6.           The provisions of Section 5.08 and Section 5.09(B) of the AMC First Lien Intercreditor Agreement shall apply mutatis mutandis to this Joinder.

SECTION 7.          THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.           In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the AMC First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.           All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the AMC First Lien Intercreditor Agreement. All communications and notices hereunder to the Successor First Lien Collateral Agent or the 2031 First Lien Notes Collateral Agent, as applicable, shall be given to it at the address set forth below its signature hereto.

SECTION 10.          The Borrower agrees to reimburse the Controlling Collateral Agent for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Controlling Collateral Agent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Successor First Lien Collateral Agent, the 2031 First Lien Notes Collateral Agent and the Existing Controlling Collateral Agent have duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

Wells Fargo Bank, National Association,
as collateral agent for the lenders under the Amended and Restated Credit Agreement, and as Successor First Lien Collateral Agent and as Controlling Collateral Agent under the AMC First Lien Intercreditor Agreement

By:	/s/ Jack Stutesman
Name: Jack Stutesman
Title: Director

Address for Notices:

Wells Fargo Bank, National Association
MAC D1116-025
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Facsimile No.: (844) 879-5899
Email: Agencyservices.requests@wellsfargo.com

with a copy to:

Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 Attention: Conray C. Tseng Email: conray.tseng@lw.com

[Signature Page to Joinder No. 6 to AMC First Lien Intercreditor Agreement]

GLAS TRUST COMPANY LLC,
as collateral agent for the holders of the 8.875% First Lien Notes due 2031, and as an Additional Agent under the AMC First Lien Intercreditor Agreement

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

Address for Notices:

GLAS TRUST COMPANY LLC, as Notes Collateral Agent 3 Second Street, Suite 206 Jersey City, NJ 07311 Attention: Account Administrator – AMC Fax: 212-202-6246 Email: ClientServices.Americas@glas.agency

[Signature Page to Joinder No. 6 to AMC First Lien Intercreditor Agreement]

Acknowledged and agreed to by:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Existing Controlling Collateral Agent

By:	/s/ Anita Woolery
Name: Anita Woolery
Title: Vice President

GLAS TRUST COMPANY LLC, as Exchangeable Notes Collateral Agent

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

[Signature Page to Joinder No. 6 to AMC First Lien Intercreditor Agreement]

Acknowledged by:

AMC ENTERTAINMENT HOLDINGS, INC.,
AMERICAN MULTI-CINEMA, INC.,
as Grantors

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

AMC LICENSE SERVICES,LLC,
AMC ITD, LLC,
AMC CARD PROCESSING SERVICES, INC.,
as Grantors

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Joinder No. 6 to AMC First Lien Intercreditor Agreement]